Exhibit 2.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL
AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

KAR AUCTION SERVICES, INC.

AND

IAA, INC.

DATED AS OF JUNE 27, 2019

TABLE OF CONTENTS
Page

Article I

DEFINITIONS

Article II

THE SEPARATION

2.1	General	17
2.2	Internal Restructuring; Transfer of Assets and Assumption of Liabilities.	17
2.3	SpinCo Assets; KAR Assets	19
2.4	SpinCo Liabilities; KAR Liabilities	22
2.5	Approvals and Notifications	23
2.6	Novation of Liabilities	26
2.7	Release of Guarantees	27
2.8	Termination of Agreements	28
2.9	Treatment of Shared Contracts	29
2.10	Bank Accounts; Cash Balances	30
2.11	Ancillary Agreements	31
2.12	Disclaimer of Representations and Warranties	31
2.13	Financing Arrangements	32
2.14	Solvency and Liquidity	32
2.15	SpinCo Contribution	32

Article III

THE DISTRIBUTION

3.1	Sole and Absolute Discretion; Cooperation	33
3.2	Actions Prior to the Distribution	33
3.3	Conditions to the Distribution	34
3.4	The Distribution	36

Article IV

MUTUAL RELEASES; INDEMNIFICATION

4.1	Release of Pre-Distribution Claims	37
4.2	Indemnification by SpinCo	39
4.3	Indemnification by KAR	40
4.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	41
4.5	Procedures for Indemnification of Third-Party Claims	42
4.6	Additional Matters	44
4.7	Right of Contribution	45
4.8	Covenant Not to Sue	46
4.9	Remedies Cumulative	46
4.10	Survival of Indemnities	46
4.11	Tax Matters Agreement Governs	46
4.12	Employee Matters Agreement Governs	46

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Article V

CERTAIN OTHER MATTERS

5.1	Insurance Matters	46
5.2	Continuation of Director and Officer Insurance	49
5.3	Late Payments	49
5.4	Treatment of Payments for Tax Purposes	49
5.5	Inducement	49
5.6	Post-Effective Time Conduct	49
5.7	Restricted Businesses	50

Article VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1	Agreement for Exchange of Information	50
6.2	Ownership of Information	51
6.3	Compensation for Providing Information	51
6.4	Record Retention	51
6.5	Limitations of Liability	52
6.6	Other Agreements Providing for Exchange of Information	52
6.7	Production of Witnesses; Records; Cooperation	53
6.8	Privileged Matters	54
6.9	Confidentiality	56
6.10	Protective Arrangements	57

Article VII

DISPUTE RESOLUTION

7.1	Good-Faith Officer Negotiation	58
7.2	Good-Faith CEO Negotiation	58
7.3	Resolution by Delaware Courts.	58
7.4	Conduct During Dispute Resolution Process	59

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Article VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1	Further Assurances	59
8.2	KAR Names	60

Article IX

TERMINATION

9.1	Termination	60
9.2	Effect of Termination	61

Article X

MISCELLANEOUS

10.1	Counterparts; Entire Agreement; Corporate Power	61
10.2	Governing Law	62
10.3	Assignability	62
10.4	Third-Party Beneficiaries	62
10.5	Notices	62
10.6	Severability	63
10.7	Force Majeure	64
10.8	No Set-Off	64
10.9	Publicity	64
10.10	Expenses	64
10.11	Headings	65
10.12	Survival of Covenants	65
10.13	Waivers of Default	65
10.14	Specific Performance	65
10.15	Amendments	65
10.16	Interpretation	65
10.17	Limitations of Liability	66
10.18	Performance	66
10.19	Mutual Drafting	66

EXHIBITS

Exhibit A	SpinCo Certificate of Incorporation
Exhibit B	SpinCo Bylaws
Exhibit C	Restricted Businesses

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SCHEDULES

Schedule 1.1	KAR Marks
Schedule 1.2	SpinCo Discontinued or Divested Businesses
Schedule 1.3	SpinCo Contracts
Schedule 1.4	SpinCo Intellectual Property
Schedule 1.5(i)	Owned Real Property
Schedule 1.5(ii)	Leased Real Property
Schedule 1.6	SpinCo Technology
Schedule 1.7	Transferred Entities
Schedule 2.1	Internal Restructuring
Schedule 2.3(a)(xi)	SpinCo Assets
Schedule 2.3(b)(vii)	KAR Intellectual Property
Schedule 2.3(b)(x)	KAR Assets
Schedule 2.4(a)(vi)	SpinCo Liabilities
Schedule 2.4(b)	KAR Liabilities
Schedule 2.8(b)(ii)	Intercompany Agreements
Schedule 2.9(b)	Shared Contracts to be Assigned to SpinCo
Schedule 4.3(f)	Specified KAR Information

-iv-

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 27, 2019 (this “Agreement”), is made and entered into by and between KAR Auction Services, Inc., a Delaware corporation (“KAR”), and IAA, Inc., a Delaware corporation and wholly owned subsidiary of KAR (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in Article I.

R E C I T A L S

WHEREAS, the board of directors of KAR (the “KAR Board”) has determined that it is advisable and in the best interests of KAR and KAR’s stockholders to separate KAR’s salvage auction businesses from its whole car auction businesses, creating two independent publicly traded companies;

WHEREAS, in furtherance of the foregoing, (a) KAR will cause the applicable members of the KAR Group to assign, transfer, convey and deliver to SpinCo or the applicable SpinCo Designee all right, title and interest of the KAR Group in and to the SpinCo Assets, (b) SpinCo and the applicable SpinCo Designees will accept, assume and agree faithfully to perform, discharge and fulfill the SpinCo Liabilities (the transactions described in clauses (a) and (b) herein being referred to collectively as the “SpinCo Contribution”), (c) SpinCo will cause the applicable members of the SpinCo Group to assign, transfer, convey and deliver to KAR or the applicable KAR Designee all right, title and interest of the SpinCo Group in and to the KAR Assets, and (d) KAR and the applicable KAR Designees will accept, assume and agree faithfully to perform, discharge and fulfill the KAR Liabilities (the transactions described in this recital, including the assignment, transfer, conveyance and delivery of the SpinCo Assets and KAR Assets, and the acceptance, assumption and agreement to perform the SpinCo Liabilities and KAR Liabilities, being referred to collectively as the “Separation”);

WHEREAS, in order to effect the Separation, KAR shall undertake the Internal Restructuring, effect the SpinCo Contribution and, in exchange for the SpinCo Contribution, SpinCo shall (i) issue to KAR certain SpinCo Shares (as defined herein) and (ii) distribute to KAR cash in the aggregate amount of $1,277,964,054 (the “Cash Distribution”);

WHEREAS, following the completion of the Internal Restructuring and the Separation, KAR shall distribute all of the issued and outstanding SpinCo Shares to holders of KAR Shares on the Record Date, on a pro rata basis, and shall use the Cash Distribution to repay certain of its creditors (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for the purposes described herein and has not engaged in activities except in connection with the Separation, the SpinCo Contribution and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the Separation and the Distribution, taken together, are intended to qualify as a transaction that is tax-free under Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meanings of Treasury Regulations Section 1.368-2(g);

WHEREAS, KAR has received the IRS Ruling;

WHEREAS, KAR expects to receive an opinion of outside legal counsel regarding the qualification of the Separation and the Distribution, taken together, under Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, SpinCo and KAR have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth information concerning SpinCo, the Separation and the Distribution;

WHEREAS, KAR and SpinCo desire to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements governing various matters relating to the Separation and the Distribution and the relationship of KAR, SpinCo and the members of their respective Groups following the Distribution; and

WHEREAS, KAR and SpinCo acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of KAR and SpinCo relating to the Internal Restructuring, the Separation and the Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the KAR Group and (b) no member of the KAR Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” shall mean the trust company or bank duly appointed by KAR to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean any and all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Internal Restructuring, the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transfer Documents and all other agreements listed on Schedule 1.1.

“Approvals or Notifications” shall mean any and all consents, waivers, approvals, permits or authorizations that KAR determines are required to be obtained from, and any notices, registrations or reports that KAR determines are required to be submitted to, or other filings that KAR determines are required to be made with, any Third Party, including any Governmental Authority, in connection with the Internal Restructuring, the Separation, the Distribution or the consummation of the transactions contemplated hereby.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Cash Distribution” shall have the meaning set forth in the Recitals.

“CEO Notice” shall have the meaning set forth in Section 7.2.

“Change of Control” shall mean, with respect to a Person, directly or indirectly,  (i) any consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction, (ii) any sale, lease, license, disposition or conveyance to a third party of all or substantially all of the consolidated assets of such Person in one transaction or a series of related transactions;  or (iii) any acquisition  by any third party or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of at least 50% of the aggregate ownership interests, directly or indirectly, beneficially or of record, of such Person, having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such Person, in one transaction or a series of related transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Delayed KAR Asset” shall have the meaning set forth in Section 2.5(h).

“Delayed KAR Liability” shall have the meaning set forth in Section 2.5(h).

“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.5(c).

“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.5(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of such Party’s Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case, that describes the Separation, the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the KAR Board in its sole and absolute discretion.

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between KAR and SpinCo and/or one or more members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, or protection of human health, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing KAR Credit Facility” shall mean the Amendment and Restatement Agreement, dated as of March 11, 2014 (including the Amended and Restated Credit Agreement and the Amended and Restated Guarantee and Collateral Agreement included as exhibits thereto), as amended, among KAR Auction Services, Inc., as borrower, certain of KAR Auction Services, Inc.’s subsidiaries, as guarantors, and JPMorgan Chase Bank, N.A., as administrative agent, issuing lender and swingline lender.

“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on such Party’s behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on such Party’s behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or any Person acting on such Party’s behalf), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any and all Approvals or Notifications that KAR determines are required to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the SpinCo Group or the KAR Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement, which will be sent, or of which a notice of internet availability will be provided, to the holders of KAR Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, or (ii) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.

“Internal Restructuring” shall mean the transactions and arrangements set forth in Schedule 2.1, as may be amended from time to time by KAR in its sole discretion.

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling” shall mean a private letter ruling from the IRS addressing the tax consequences of certain aspects of the Separation and the Distribution.

“KAR” shall have the meaning set forth in the Preamble.

“KAR Accounts” shall have the meaning set forth in Section 2.10(a).

“KAR Assets” shall have the meaning set forth in Section 2.3(b).

“KAR Board” shall have the meaning set forth in the Recitals.

“KAR Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business.

“KAR Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by KAR that will be members of the KAR Group as of immediately after the Effective Time.

“KAR Group” shall mean KAR and each Person that is a Subsidiary of KAR (other than SpinCo and any other member of the SpinCo Group).

“KAR Indemnitees” shall have the meaning set forth in Section 4.2.

“KAR Liabilities” shall have the meaning set forth in Section 2.4(b).

“KAR Marks” shall mean the trademarks, trade names, service names, trade dress, logos and other source or business identifiers comprising or containing “KAR”, “ADESA”, “AFC” or any other term or element listed on Schedule 1.2, either alone or in combination with other terms or elements, and all allocated logos and trade dress, and all names, marks, domain names, social media accounts and handles and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other terms or elements, and any registrations or applications for any of the foregoing, together with the goodwill associated with any of the foregoing.

“KAR Shares” shall mean the shares of common stock, par value $0.01 per share, of KAR.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leased Real Property” shall mean the real property in which either Party or any of the members of its Group hold valid leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by either Party or any of the members of its Group as of the Effective Time under the Real Property Leases.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, settlements, sanctions, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any equitable relief that is imposed, in each case, including all costs and expenses relating thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities for purposes of this Agreement.

“Linked” shall have the meaning set forth in Section 2.10(a).

“Losses” shall mean actual losses, costs, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by either Party or any member of its Group as of the Effective Time.

“Owned Real Property” shall mean the real property that is owned by either Party or any of the members of such Party’s Group as of the Effective Time, together with all buildings, improvements and structures thereon.

“Parties” shall mean the parties to this Agreement.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a corporation, a general or limited partnership, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg (or any successor thereto) displays as “Prime Rate by Country United States” at https://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible form, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of such Party’s Group would be entitled to assert or has asserted a privilege, including the attorney-client and attorney work product privileges.

“Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which either Party or any of the members of its Group as of the Effective Time is a party.

“Record Date” shall mean the close of business on the date to be determined by the KAR Board as the record date for determining holders of KAR Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of KAR Shares as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, trademark and service mark registrations and applications, registered Internet domain names and copyright registrations and applications.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.10(a).

“SpinCo Assets” shall have the meaning set forth in Section 2.3(a).

“SpinCo Balance Sheet” shall mean the pro forma combined balance sheet of the SpinCo Business, including any notes thereto, as of March 31, 2019, as presented in the Information Statement.

“SpinCo Business” shall mean (a) the business, operations and activities of the IAA segment of KAR, as disclosed in KAR’s Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019, conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to (i) the business, operations or activities described in clause (a) as then conducted or (ii) any other business operations or activities previously conducted as part of the salvage auction businesses of KAR and its Subsidiaries, including those set forth on Schedule 1.3.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.

“SpinCo Contracts” shall mean all contracts and agreements set forth on Schedule 1.4, and any other contracts or agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, as of the Effective Time that relate exclusively to the SpinCo Business, including the following:

(a)          any customer, distribution, supply or vendor contract or agreement that relates exclusively to the SpinCo Business;

(b)          any contract or agreement in the nature of a guarantee, indemnity or other Liability of either Party or any member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(c)          any Real Property Lease that relates exclusively to the SpinCo Business;

(d)          any lease (including any capital lease), agreement to lease, option to lease, license, right to use, installment or conditional sale agreement pertaining to the leasing or use of any equipment or other tangible property that relates exclusively to the SpinCo Business;

(e)          any contract or agreement licensing or otherwise granting rights to Intellectual Property that relates exclusively to the SpinCo Business; and

(f)          any other contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be allocated or assigned to SpinCo or any member of the SpinCo Group.

 Notwithstanding the foregoing, except with respect to any such contract or agreements that are expressly set forth on Schedule 1.4, SpinCo Contracts shall not include any contract or agreement that is contemplated to be retained by KAR or any member of the KAR Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement.

“SpinCo Contribution” shall have the meaning set forth in the Recitals.

“SpinCo Credit Facility” shall mean the Credit Agreement to be entered into by and among SpinCo, as borrower, certain subsidiaries of SpinCo, identified therein, as guarantors, a nationally recognized banking institution, and the lenders party thereto.

“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by SpinCo that will be members of the SpinCo Group as of immediately after the Effective Time.

“SpinCo FF&E” shall have the meaning set forth in Section 2.3(a)(vi).

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.5  and (b) all Other IP owned by either Party or any member of its Group as of the Effective Time exclusively used or exclusively held for use in the SpinCo Business, including any Other IP set forth on Schedule 1.5.

“SpinCo Liabilities” shall have the meaning set forth in Section 2.4(a).

“SpinCo Notes” shall mean the 5.500% Senior Notes due 2027 issued by SpinCo.

“SpinCo Permits” shall mean all Permits in the possession of either Party or member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time.

“SpinCo Real Property” shall mean (i) the Owned Real Property set forth on Schedule 1.6(i), and (ii) the Leased Real Property set forth on Schedule 1.6(ii).

“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“SpinCo Software” shall mean all Software owned by either Party or any member of such Party’s Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time.

“SpinCo Technology” shall mean all Technology owned by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time, including the Technology set forth on Schedule 1.7.

“Subsidiary” shall mean, with respect to any Person, any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability company or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) in the case of a partnership, is a general partner, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” means information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between KAR and SpinCo and/or one or more members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” means any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.2(c).

“Transferred Entities” shall mean the entities set forth on Schedule 1.8.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between KAR and SpinCo and/or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the tax regulations issued by the IRS.

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.6(a)(ii).

“Unreleased KAR Liability” shall have the meaning set forth in Section 2.6(b)(ii).

ARTICLE II

THE SEPARATION

    2.1    General.  Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have been implemented prior to the date hereof, including the completion of the Internal Restructuring.

2.2            Internal Restructuring; Transfer of Assets and Assumption of Liabilities.

(a)          Internal Restructuring. At or prior to the Effective Time, the Parties shall complete the Internal Restructuring, except for such steps (if any) as KAR in its sole discretion shall have determined need not be completed or may be completed after the Effective Time.

(b)          Transfer of Assets and Assumption of Liabilities. At or prior to the Effective Time, pursuant to the Transfer Documents and in connection with the SpinCo Contribution:

(i)          Transfer and Assignment of SpinCo Assets. KAR shall, or shall cause the applicable members of the KAR Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from KAR or the applicable members of the KAR Group, all of KAR’s or such KAR Group members’ respective direct or indirect right, title and interest in and to all of the SpinCo Assets held by KAR or such KAR Group members, including, for the avoidance of doubt, all of the outstanding shares of capital stock or other ownership interest in the Transferred Entities (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from KAR or the applicable members of the KAR Group to SpinCo or the applicable SpinCo Designee);

(ii)          Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. SpinCo and such SpinCo Designees shall be responsible for all of the SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the KAR Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the KAR Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates (it being understood that if any SpinCo Liability shall be a Liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Liability shall become liabilities of the applicable member of the SpinCo Group as a result of the transfer of all of the equity interests in such Transferred Entity from KAR or the applicable members of the KAR Group to SpinCo or the applicable SpinCo Designee);

(iii)          Transfer and Assignment of KAR Assets. KAR and SpinCo shall cause SpinCo and/or the applicable SpinCo Designees to contribute, assign, transfer, convey and deliver to KAR and/or one or more members of the KAR Group designated by KAR, and KAR or such other members of the KAR Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all KAR Assets held by SpinCo or such SpinCo Designees; and

(iv)          Acceptance and Assumption of KAR Liabilities. KAR and one or more members of the KAR Group designated by KAR shall accept and assume and agree faithfully to perform, discharge and fulfill all of the KAR Liabilities in accordance with their respective terms.  KAR and the applicable members of the KAR Group shall be responsible for all KAR Liabilities, regardless of when or where such KAR Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such KAR Liabilities are asserted or determined (including any such KAR Liabilities arising out of claims made by KAR’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the KAR Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the KAR Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(c)          Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.2(b), each Party shall execute and deliver, and shall cause the applicable members of such Party’s Group to execute and deliver, (i) such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of such Party’s Group’s right, title and interest in and to such Assets to the other Party and/or the applicable members of its Group in accordance with Section 2.2(b), and (ii) such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and/or the applicable members of its Group in accordance with Section 2.2(b). All of the foregoing documents contemplated by this Section 2.2(c) shall be referred to collectively herein as the “Transfer Documents.”

(d)          Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(e)          Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the KAR Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. KAR hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the KAR Assets to any member of the KAR Group.

2.3 SpinCo Assets; KAR Assets

(a)          SpinCo Assets. Except as otherwise provided in the Tax Matters Agreement, for purposes of this Agreement, “SpinCo Assets” shall mean, as of the date of determination, all Assets of either Party or the members of such Party’s Group that relate primarily to the SpinCo Business, including without limitation:

(i)          all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of such Party’s Group;

(ii)          all Assets of either Party or any of the members of such Party’s Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided, however, that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this subclause (ii);

(iii)          all Assets of either Party or any of the members of such Party’s Group that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes thereto (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this subclause (iii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this subclause (iii);

(iv)          all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(v)          all SpinCo Real Property and all rights, interests or claims of either Party or any of the members of such Party’s Group thereunder;

(vi)          all office equipment, trade fixtures and furnishings located at (x) SpinCo Real Property, but excluding the items listed on Schedule 2.3(a)(vi), and (y) Owned Real Property or Leased Real Property (other than the SpinCo Real Property) and listed on Schedule 2.3(a)(vi) (in each case excluding any office equipment, trade fixtures and furnishings owned by Persons other than KAR and its subsidiaries) (the “SpinCo FF&E”);

(vii)          all SpinCo Contracts and all rights, interests or claims of either Party or any of the members of such Party’s Group thereunder;

(viii)          the rights and benefits under the Shared Contracts to the extent allocated or assigned to any member of the SpinCo Group pursuant to Section 2.9 (including pursuant to any pass-through or alternative arrangement entered into by the Parties thereunder); and

(ix)          all SpinCo Intellectual Property, SpinCo Software and SpinCo Technology and all rights, interests or claims of either Party or any of the members of such Party’s Group thereunder;

(x)          all SpinCo Permits, and all rights, interests or claims of either Party or any of the members of such Party’s Group thereunder;

(xi)          subject to Article VI and the provisions of the applicable Ancillary Agreements, all rights, interests and claims of either Party or any of the members of such Party’s Group with respect to Information that is primarily related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities;

(xii)          all Assets set forth on Schedule 2.3(a)(xii); and

(xiii)          all other Assets of either Party or any of the members of such Party’s Group that are primarily related to the SpinCo Business.

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any KAR Asset.

(b)          KAR Assets. Except as otherwise provided in the Tax Matters Agreement, for purposes of this Agreement, “KAR Assets” shall mean, as of the date of determination, all Assets of either Party or the members of such Party’s Group, other than the SpinCo Assets, it being understood that the KAR Assets shall include:

(i)          all issued and outstanding capital stock or other equity interests of KAR’s Subsidiaries other than the Transferred Entities;

(ii)          all office equipment, trade fixtures and furnishings located at any Owned Real Property or Leased Real Property (other than SpinCo FF&E or any office equipment, trade fixtures or furnishings owned by Persons other than KAR and its Subsidiaries);

(iii)          all Owned Real Property and Leased Real Property (other than the SpinCo Real Property);

(iv)          all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by KAR or any other member of the KAR Group;

(v)          all contracts of either Party or any of the members of such Party’s Group (other than the SpinCo Contracts);

(vi)          the rights and benefits under the Shared Contracts to the extent not allocated or assigned to any member of the SpinCo Group pursuant to Section 2.9 (including pursuant to any pass-through or alternative arrangement entered into by the Parties thereunder);

(vii)          all Intellectual Property of either Party or any of the members of such Party’s Group (other than the SpinCo Intellectual Property), including the KAR Marks and the Intellectual Property set forth on Schedule 2.3(b)(vii);

(viii)          all Permits of either Party or any of the members of such Party’s Group (other than the SpinCo Permits);

(ix)          all rights, interests and claims of either Party or any of the members of such Party’s Group with respect to Information that does not relate primarily to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities;

(x)          all Assets set forth on Schedule 2.3(b)(x); and

(xi)          all other Assets of either Party or any of the members of such Party’s Group that relate primarily to the KAR Business.

Notwithstanding the foregoing, the KAR Assets shall not in any event include any SpinCo Asset.

2.4   SpinCo Liabilities; KAR Liabilities.

(a)          SpinCo Liabilities. For purposes of this Agreement, “SpinCo Liabilities” shall mean, as of the date of determination, all Liabilities of either Party or any of the members of such Party’s Group that relate primarily to the SpinCo Business, including without limitation:

(i)          all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided, however, that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (i);

(ii)          all Liabilities that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes thereto (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet ), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (ii);

(iii)          all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, conduct, omissions, conditions, occurrences, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or any SpinCo Asset;

(iv)          all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(v)          all Liabilities relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Intellectual Property, the SpinCo Software, the SpinCo Technology, the SpinCo Permits or the SpinCo Credit Facility;

(vi)          all Liabilities set forth on Schedule 2.4(a)(vi);

(vii)          all Liabilities arising out of claims made by any Third Party (including KAR’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the KAR Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets or the other business, operations, activities or Liabilities referred to in subclauses (i) through (vi) above; and

(viii)          all other Liabilities of either Party or any of the members of such Party’s Group that relate primarily to the SpinCo Business.

(b)          KAR Liabilities. For purposes of this Agreement, “KAR Liabilities” shall mean, as of the date of determination, (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, conduct, omissions, conditions, occurrences, facts or circumstances occurring or existing as of the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), of any member of the KAR Group and any member of the SpinCo Group, in each case that are not SpinCo Liabilities, including any and all Liabilities set forth on Schedule 2.4(b) and (iii) all Liabilities arising out of claims made by any Third Party (including KAR’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the KAR Group or the SpinCo Group to the extent relating to, arising out of or resulting from the KAR Business or the KAR Assets.

    2.5   Approvals and Notifications

(a)          Approvals and Notifications for SpinCo Assets. The Parties shall use their respective commercially reasonable efforts to obtain or make all Approvals or Notifications required to implement the transfer of SpinCo Assets to the SpinCo Group as set forth in Section 2.2(b)(i) as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between KAR and SpinCo, neither KAR nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Approvals or Notifications.

(b)          Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c)          Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset or any assumption of any SpinCo Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.5(b) or for any other reason (any such SpinCo Asset, a “Delayed SpinCo Asset” and any such SpinCo Liability, a “Delayed SpinCo Liability”), then, insofar as reasonably practicable and subject to applicable Law, the member of the KAR Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the KAR Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time, to the SpinCo Group.

(d)          Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)          Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the KAR Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability.

(f)          Approvals and Notifications for KAR Assets. The Parties shall use their commercially reasonable efforts to obtain or make all Approvals or Notifications required to implement the transfer of KAR Assets to the KAR Group as set forth in Section 2.2(b)(iii) as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between KAR and SpinCo, neither KAR nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Approvals or Notifications.

(g)          Delayed KAR Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the KAR Group of any KAR Asset or assumption by the KAR Group of any KAR Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the KAR Group of such KAR Assets or the assumption by the KAR Group of such KAR Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such KAR Assets or KAR Liabilities shall continue to constitute KAR Assets and KAR Liabilities for all other purposes of this Agreement.

(h)          Treatment of Delayed KAR Assets and Delayed KAR Liabilities. If any transfer or assignment of any KAR Asset or any assumption of any KAR Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of this Section 2.5(h) or for any other reason (any such KAR Asset, a “Delayed KAR Asset” and any such KAR Liability, a “Delayed KAR Liability”), then, insofar as reasonably practicable, the member of the SpinCo Group retaining such Delayed KAR Asset or such Delayed KAR Liability, as the case may be, shall thereafter hold such Delayed KAR Asset or Delayed KAR Liability, as the case may be, for the use and benefit of the member of the KAR Group entitled thereto (at the expense of the member of the KAR Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed KAR Asset or such Delayed KAR Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Delayed KAR Asset or Delayed KAR Liability in the ordinary course of business in accordance with past practice. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the KAR Group to which such Delayed KAR Asset is to be transferred or assigned, or which will assume such Delayed KAR Liability, as the case may be, in order to place such member of the KAR Group in a substantially similar position as if such Delayed KAR Asset or Delayed KAR Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed KAR Asset or Delayed KAR Liability, and all costs and expenses related thereto, shall inure from and after the Effective Time to the KAR Group.

(i)          Transfer of Delayed KAR Assets and Delayed KAR Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed KAR Asset or the deferral of assumption of any Delayed KAR Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed KAR Asset or the assumption of any Delayed KAR Liability have been removed, the transfer or assignment of the applicable Delayed KAR Asset or the assumption of the applicable Delayed KAR Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)          Costs for Delayed KAR Assets and Delayed KAR Liabilities. Any member of the SpinCo Group retaining an Delayed KAR Asset or Delayed KAR Liability due to the deferral of the transfer or assignment of such Delayed KAR Asset or the deferral of the assumption of such Delayed KAR Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by KAR or the member of the KAR Group entitled to the Delayed KAR Asset or Delayed KAR Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by KAR or the member of the KAR Group entitled to such Delayed KAR Asset or Delayed KAR Liability.

2.6  Novation of Liabilities.

(a)          Novation of SpinCo Liabilities.

(i)          Each of KAR and SpinCo, at the request of the other, shall use its respective commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the KAR Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither KAR nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)          If KAR or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the KAR Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the KAR Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the KAR Group that constitute Unreleased KAR Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the KAR Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, KAR shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)          Novation of KAR Liabilities.

(i)          Each of KAR and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all KAR Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the KAR Group shall be solely responsible for such KAR Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither KAR nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)          If KAR or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased KAR Liability”), KAR shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased KAR Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased KAR Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and KAR or the applicable KAR Group member shall assume, such Unreleased KAR Liabilities without exchange of further consideration.

    2.7   Release of Guarantees In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a)          On or prior to the Effective Time or as soon as practicable thereafter, each of KAR and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the KAR Group removed as guarantor of or obligor for any SpinCo Liability to the extent that they relate to SpinCo Liabilities, including the removal of any Security Interest on or in any KAR Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any KAR Liability to the extent that they relate to KAR Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such KAR Liability.

(b)          To the extent required to obtain a release from a guarantee of:

(i)          any member of the KAR Group, SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any KAR Asset that may serve as collateral or security for any such KAR Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii)          any member of the SpinCo Group, KAR shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which KAR would be reasonably unable to comply or (B) which KAR would not reasonably be able to avoid breaching.

(c)          If KAR or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in subclauses (a) and (b) of this Section 2.7, (i) the Party or the relevant member of such Party’s Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of KAR and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of such Party’s Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

    2.8   Termination of Agreements

(a)          Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and KAR and each member of the KAR Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between SpinCo and/or any member of the SpinCo Group, on the one hand, and KAR and/or any member of the KAR Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)          The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.8(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is also a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of KAR or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)          All of the intercompany accounts receivable and accounts payable between any member of the KAR Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by KAR in its sole and absolute discretion.

    2.9   Treatment of Shared Contracts.

(a)          Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9  are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a SpinCo Contract, but the remainder of which is a KAR Asset (any such contract or agreement, a “Shared Contract”), shall as of the Effective Time be retained by or assigned to, as applicable, KAR or another member of the KAR Group, as determined in KAR’s sole discretion, and the Parties shall agree to mutually satisfactory allocation of the rights, benefits and Liabilities under such Shared Contracts under the Transition Services Agreement or another agreement or arrangement, as applicable; provided, however, that (i) in no event shall any member of either Group be required to assign (or amend) any Shared Contract that is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the KAR Group to receive the rights and benefits of each Shared Contract, as if such Shared Contract had been assigned to (or amended to allow) a member of the KAR Group pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the KAR Group pursuant to this Section 2.9.

(b)          Notwithstanding the foregoing, each of the Shared Contracts set forth on Schedule 2.9(b) shall be assigned in whole or in part to SpinCo.

(c)          Each of KAR and SpinCo shall, and shall cause the members of each such Party’s Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of such Party’s Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(d)          Nothing in this Section 2.9 shall require any member of either Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.9.

    2.10   Bank Accounts; Cash Balances

(a)          Each Party agrees to take, or cause the members of such Party’s Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by KAR or any other member of the KAR Group (collectively, the “KAR Accounts”) so that each such SpinCo Account and KAR Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any KAR Account or SpinCo Account, respectively, is no longer Linked to such KAR Account or SpinCo Account, respectively.

(b)          With respect to any outstanding checks or drafts issued or wire transfers or other payments initiated by KAR, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks, drafts, wire transfers and other payments shall be honored following the Effective Time by the Person or Group owning the account on which the check or draft is drawn or from which the wire transfer or other payment was initiated, respectively.

(c)          As between KAR and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of such Party’s Group) that relate to a business, Asset or Liability of the other Party (or member of such Party’s Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of such Party’s Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.11   Ancillary Agreements . Effective on or prior to the Effective Time, each of KAR and SpinCo will, or will cause the applicable members of such Party’s Group to, execute and deliver all Ancillary Agreements to which it is a party.

2.12     Disclaimer of Representations and Warranties  . EACH OF KAR (ON BEHALF OF ITSELF AND EACH MEMBER OF THE KAR GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

    2.13   Financing Arrangements

(a)          Prior to or at the Effective Time, SpinCo shall enter into the SpinCo Credit Facility and issue the SpinCo Notes.  SpinCo shall borrow a principal amount of $800.0 million Dollars under the SpinCo Credit Facility and issue SpinCo Notes in an aggregate principal amount of $500.0 million Dollars and, subject to the availability of sufficient surplus and satisfaction of all other requirements under Delaware law, prior to the Effective Time, SpinCo shall use a portion of the proceeds from the SpinCo Credit Facility and the SpinCo Notes to make the Cash Distribution.  Each of KAR and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to effect the SpinCo Credit Facility and the SpinCo Notes.

(b)          Upon receipt by KAR of the Cash Distribution, KAR shall separately trace the proceeds of the Cash Distribution and shall use all of the proceeds of the Cash Distribution to repay one billion and two hundred and seventy-seven million nine hundred and sixty-four thousand and fifty-four Dollars ($1,277,964,054) of the outstanding indebtedness under the Existing KAR Credit Facility.

(c)          The Parties agree that SpinCo or another member of the SpinCo Group, as the case may be, shall be responsible for all costs and expenses associated with the SpinCo Credit Facility.

(d)          The Parties agree to take all necessary actions to assure the (i) full release and discharge of SpinCo and the other members of the SpinCo Group from any and all obligations pursuant to the Existing KAR Credit Facility and the release of all liens and encumbrances against the Assets of SpinCo and the other members of the SpinCo Group previously securing such Existing KAR Credit Facility and (ii) full release and discharge of KAR and the other members of the KAR Group from any and all obligations pursuant to the SpinCo Credit Facility and the release of all liens and encumbrances against the Assets of KAR and the other members of the KAR Group previously securing such SpinCo Credit Facility, if applicable.

    2.15  Solvency and Liquidity.  Prior to the Distribution, the Parties shall take all actions as KAR may determine to be reasonably necessary and desirable to provide for the liquidity and solvency of the KAR Group and the SpinCo Group as of immediately after the Distribution, including, without limitation, the transfer of sufficient cash, cash equivalents or other Assets to enable SpinCo and the SpinCo Group to be reasonably capitalized for the operation of their respective businesses and to pay their respective liabilities, including contingent and other liabilities, as they mature.

    2.16  SpinCo Contribution. In connection with the Separation and in exchange for the SpinCo Contribution, SpinCo shall (i) issue to KAR additional SpinCo Shares such that the number of SpinCo Shares outstanding after such issuance shall be equal to the number of SpinCo Shares necessary to effect the Distribution and (ii) make the Cash Distribution.

ARTICLE III

THE DISTRIBUTION

    3.1   Sole and Absolute Discretion; Cooperation

(a)          KAR shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, KAR may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit KAR’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)          SpinCo shall cooperate with KAR to accomplish the Distribution and shall, at KAR’s direction, promptly take any and all actions that KAR or SpinCo determines to be necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10. KAR shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or distribution agent and financial, legal, accounting and other advisors for KAR. SpinCo and KAR, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

    3.2   Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)          Notice to NYSE. KAR shall, to the extent practicable, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)          SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, KAR and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws, respectively, of SpinCo.

(c)          SpinCo Directors and Officers. On or prior to the Distribution Date, KAR and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement, unless otherwise agreed by the Parties; (ii) except those individuals who will continue to serve as members of the KAR Board after the Effective Time, as set forth in the Information Statement, each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the KAR Board, as an executive officer of KAR and as a member of the board of directors or other governing body or as an executive officer of any other member of the KAR Group, as applicable; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.

(d)          NYSE Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution on the NYSE.

(e)          Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. KAR and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. KAR and SpinCo shall prepare, and SpinCo shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which KAR determines are necessary or desirable to effectuate the Distribution, and KAR and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. KAR and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)          Mailing of Information Statement. KAR shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the KAR Board has approved the Distribution, cause the Information Statement, or a notice of internet availability of the Information Statement, to be mailed to the Record Holders.

(g)          The Distribution Agent. KAR shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

3.3   Conditions to the Distribution.

(a)          The consummation of the Distribution shall be subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by KAR in its sole and absolute discretion, of the following conditions:

(i)          The SEC shall have declared effective the Form 10, no order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)          The Information Statement, or a notice of internet availability of the Information Statement, shall have been mailed to Record Holders.

(iii)          KAR shall have received an opinion from its outside counsel to the effect that the Separation and the Distribution, taken together, will qualify as a transaction that is described in Sections 368(a)(1)(D) and 355 of the Code.

(iv)          The KAR Board shall have obtained an opinion from a nationally recognized appraisal, valuation and investment banking firm, in form and substance satisfactory to the KAR Board, substantially to the effect that, immediately after and giving effect to the Separation and Distribution and on a pro forma basis: (a) each of the fair value and present fair saleable value of the assets of KAR and SpinCo on a consolidated basis would exceed the stated liabilities and identified contingent liabilities of KAR and SpinCo, respectively, on a consolidated basis; (b) each of KAR and SpinCo should be able to pay its debts as they become absolute and mature; and (c) each of KAR and SpinCo should not have unreasonably small capital for the business in which each such entity is engaged.

(v)          The Internal Restructuring shall have been effectuated, except for such steps (if any) as KAR in its sole discretion shall have determined need not be completed or may be completed after the Distribution Date.

(vi)          The Separation (other than the transfer of Delayed KAR Assets, Delayed KAR Liabilities, Delayed SpinCo Assets and Delayed SpinCo Liabilities, if any) shall have been effectuated as contemplated by Section 2.2(b).

(vii)          The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state and other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(viii)          Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(ix)          No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be threatened or in effect.

(x)          The SpinCo Shares to be distributed to the KAR stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(xi)          KAR shall have received the SpinCo Shares and the Cash Distribution, and shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further liability under the SpinCo Credit Facility.

(xii)          No other events or developments shall exist or shall have occurred that, in the judgment of the KAR Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)          The foregoing conditions are for the sole benefit of KAR and shall not give rise to or create any duty on the part of KAR or the KAR Board to waive or not waive any such condition or in any way limit KAR’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the KAR Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If KAR waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4   The Distribution.

(a)          Subject to Section 3.3, on or prior to the Effective Time, SpinCo will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the KAR Shares to instruct the Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.

(b)          Subject to Section 3.3, each Record Holder will be entitled to receive in the Distribution one (1) SpinCo Share for every KAR Share held by such Record Holder on the Record Date.

(c)          No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, KAR shall direct the Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of KAR, SpinCo or the Agent shall be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c). Neither KAR nor SpinCo shall be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of KAR or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of KAR Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)          Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent shall hold such SpinCo Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and KAR shall have no Liability with respect thereto.

(e)          Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

    4.1   Release of Pre-Distribution Claims.

(a)          SpinCo Release of KAR. Except as provided in Section 4.1(c), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) KAR and the members of the KAR Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the KAR Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities undertaken to implement the Internal Restructuring, Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b)          KAR Release of SpinCo. Except as provided in Section 4.1(c), effective as of the Effective Time, KAR does hereby, for itself and each other member of the KAR Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the KAR Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of KAR or a member of the KAR Group, in each case from: (A) all KAR Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities undertaken to implement the Internal Restructuring, Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the KAR Business, the KAR Assets or the KAR Liabilities.

(c)          Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b)  shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b)  or the applicable Schedules thereto as not terminating as of the Effective Time, in each case in accordance with its terms. In furtherance of the foregoing, nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)          any Liability provided in or resulting from any agreement among any members of the KAR Group or the SpinCo Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not terminating as of the Effective Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Effective Time;

(ii)          any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of either Group under, this Agreement or any Ancillary Agreement;

(iii)          any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)          any Liability that the Parties may have pursuant to this Agreement or any Ancillary Agreement, including with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)          any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) and Section 4.1(b) shall release any member of the KAR Group or the SpinCo Group from honoring its existing obligations to indemnify any director, officer, employee or agent of SpinCo who was a director, officer, employee or agent of any member of the KAR Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an SpinCo Liability, SpinCo shall indemnify KAR for such Liability (including KAR’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)          No Claims. SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against KAR or any other member of the KAR Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). KAR shall not make, and shall not permit any other member of the KAR Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)          Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of such Party’s respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

    4.2   Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless KAR, each member of the KAR Group and each of their respective past, present and future directors, officers, employees and agents, in each case, in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “KAR Indemnitees”), from and against any and all Liabilities of the KAR Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any SpinCo Liability;

(b)          any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)          any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to a KAR Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the KAR Group that survives following the Distribution;

(e)          the ownership or operation of the SpinCo Business from and after the Effective Time; and

(f)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in subclause (f) of Section 4.3.

    4.3   Indemnification by KAR. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, KAR shall, and shall cause the other members of the KAR Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any KAR Liability;

(b)          any failure of KAR, any other member of the KAR Group or any other Person to pay, perform or otherwise promptly discharge any KAR Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)          any breach by KAR or any other member of the KAR Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to an SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the KAR Group by any member of the SpinCo Group that survives following the Distribution;

(e)          the ownership or operation of the KAR Business from and after the Effective Time; and

(f)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in KAR’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(f)  shall be the only statements made explicitly in KAR’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.

    4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts

(a)          The Parties intend that the indemnification, contribution or reimbursement with respect to any Liability pursuant to this Article IV or Article V shall be net of Insurance Proceeds and other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification, contribution or reimbursement hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds and other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) from any Person by or on behalf of the Indemnitee in respect of the related Liability. For avoidance of doubt and to illustrate the operation of this Section 4.4, if SpinCo should be responsible to indemnify KAR for an insured Liability, and the claim for that Liability to an insurer results in a deductible or loss reimbursement and a retrospectively rated premium adjustment, SpinCo shall be responsible for the deductible or loss reimbursement and the retrospectively rated premium adjustment. If an Indemnitee receives an indemnification, contribution or reimbursement payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) had been received, realized or recovered before the Indemnity Payment was made.

(b)          The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification, contribution and reimbursement provisions hereof. Each Party shall, and shall cause the members of such Party’s Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification, contribution or reimbursement may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification, contribution or reimbursement, or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

    4.5 Procedures for Indemnification of Third-Party Claims.

(a)          Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) that is not a member of the KAR Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced in some material respect by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)          Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Liabilities to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)          Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification, contribution or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)          Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, as applicable, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation in connection with a Third-Party Claim inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)          No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.

    4.6 Additional Matters

(a)          Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification, contribution or reimbursement under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification, contribution or reimbursement under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification, contribution or reimbursement payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnification, contribution and reimbursement provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)          Notice of Direct Claims. Any claim for indemnification, contribution or reimbursement under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced in some material respect thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)          Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)          Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)          Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

    4.7 Right of Contribution

(a)          Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of the Indemnifying Party’s Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)          Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the KAR Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of KAR or any other member of the KAR Group; (ii) any fault associated with the business conducted with Delayed KAR Assets or Delayed KAR Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of KAR and the other members of the KAR Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the KAR Business prior to the Effective Time shall be deemed to be the fault of KAR and the other members of the KAR Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8 Covenant Not to Sue  . Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any KAR Liabilities by KAR or a member of the KAR Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9     Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities.  The rights and obligations of each of KAR and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of such Party’s Group of any assets or businesses or the assignment by it of any liabilities, or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of such Party’s Group.

4.11 Tax Matters Agreement Governs . The above provisions of this Article IV do not apply to Taxes (it being understood and agreed that Taxes and Tax Matters shall be governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall govern.

    4.12 Employee Matters Agreement Governs.The above provisions of Article II and this Article IV do not apply to employee matters (it being understood and agreed that employee matters shall be governed by the Employee Matters Agreement). In the case of any conflict between this Agreement and the Employee Matters Agreement in relation to any matters addressed by the Employee Matters Agreement, the Employee Matters Agreement shall govern.

ARTICLE V

CERTAIN OTHER MATTERS

    5.1 Insurance Matters

(a)          KAR and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall KAR, any other member of the KAR Group or any KAR Indemnitee have any Liability or obligation whatsoever to any member of the SpinCo Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)          From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the SpinCo Group, or arising out of facts, events or circumstances occurring, prior to the Effective Time, KAR will provide SpinCo with access to, and SpinCo may, upon ten (10) days’ prior written notice to KAR, make claims under, KAR’s third-party insurance policies in place immediately prior to the Effective Time and KAR’s historical third-party policies of insurance, but solely to the extent that such policies provided coverage for SpinCo Liabilities or Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time, in each case relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities; provided that such access to, and the right to make claims under, such insurance policies shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions, loss reimbursements and other fees and expenses, and any retrospectively rated or other premium adjustments, resulting from such losses, damages or Liability. Any deductible, loss reimbursement, other fee or expense, or retrospectively rated or other premium adjustment, resulting from such losses, damages or Liability shall be SpinCo’s sole responsibility. SpinCo’s access shall be subject to the following additional conditions:

(i)          SpinCo shall report any claim to KAR, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with KAR’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by KAR to SpinCo in writing);

(ii)          SpinCo may, in its sole discretion, report such claim to the insurers on its and/or SpinCo’s behalf with a request that the insurers defend and indemnify it and/or SpinCo;

(iii)          SpinCo and the members of the SpinCo Group shall indemnify, hold harmless and reimburse KAR and the members of the KAR Group for any fees and expenses incurred by KAR or any members of the KAR Group to the extent resulting from any access to, any claims made by SpinCo or any other members of the SpinCo Group under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claim or loss adjusting expenses and claim handling fees, whether such claims are made by SpinCo, its employees or Third Parties; and

(iv)          SpinCo shall exclusively bear (and neither KAR nor any members of the KAR Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 5.1(b).

In the event that any member of the KAR Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the KAR Group is entitled to coverage under SpinCo’s third-party insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “KAR” for “SpinCo” and “SpinCo” for “KAR.”

(c)          Except as provided in Section 5.1(b), from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the insurance policies of KAR or any other member of the KAR Group. At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, cyber security, product liability, professional services liability, property, open lot, employment practices liability, employee dishonesty/crime, directors and officers liability and fiduciary liability.

(d)          Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any insurance policy of KAR or any member of the KAR Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between KAR or any member of the KAR Group, on the one hand, and the applicable insurance company, on the other hand, (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by KAR or any member of the KAR Group under the applicable insurance policy, or (iii) otherwise compromise, jeopardize or interfere with the rights of KAR or any member of the KAR Group under the applicable insurance policy.

(e)          All payments and reimbursements by SpinCo pursuant to this Section 5.1 will be made within fifteen (15) days after SpinCo’s receipt of an invoice therefor from KAR. If KAR incurs costs to enforce SpinCo’s obligations herein, SpinCo agrees to indemnify and hold harmless KAR for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6. KAR shall retain the exclusive right to control its insurance policies and programs, including the right under the policies or applicable law to settle the policies to which losses or claim expenses are allocated, to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall allocate losses or claims or loss adjusting expenses to, or erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with KAR’s insurers with respect to any of KAR’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. SpinCo shall cooperate with KAR and share such information as is reasonably necessary to permit KAR to manage and conduct its insurance matters as it deems appropriate. KAR shall share such information with SpinCo as is reasonable necessary to enable SpinCo so to cooperate with KAR. Except as otherwise expressly provided in this Agreement, neither KAR nor any of the members of the KAR Group shall have any obligation to secure extended reporting for any claims under any liability policies of KAR or any member of the KAR Group for any acts or omissions by any member of the SpinCo Group incurred prior to the Effective Time.

(f)          This Agreement shall not be considered as a contract of insurance and shall not be construed to waive any right or remedy of any member of the KAR Group in respect of any insurance policy or any other contract or policy of insurance.

(g)          SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the KAR Group shall have any Liability whatsoever as a result of the insurance policies and practices of KAR and the members of the KAR Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

    5.2 Continuation of Director and Officer Insurance.  For a period of not less than six (6) years from and after the Distribution Date, KAR shall, and shall cause the KAR Group to, maintain directors and officers liability insurance covering the persons who are presently covered by KAR’s and its Subsidiaries’ directors and officers liability insurance policies with respect to actions and omissions occurring prior to the Distribution Date, providing coverage not less favorable than provided by such insurance in effect on the date hereof.

    5.3 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus one percent (1%).

    5.4 Treatment of Payments for Tax Purposes. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement, the Parties agree that any payment made pursuant to this Agreement (other than payments with respect to interest accruing after the Effective Time) by: (i) SpinCo to KAR shall be treated for all tax purposes as a distribution by SpinCo to KAR with respect to SpinCo Shares occurring immediately before the Distribution; (ii) KAR to SpinCo shall be treated for all tax purposes as a tax-free contribution by KAR to SpinCo with respect to its stock occurring immediately before the Distribution; and (iii) any payment of interest shall be treated as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment. No Party shall take any position inconsistent with this Section 5.4, and, in the event that a Governmental Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 5.4, such Party shall use its commercially reasonable efforts to contest such challenge.

5.5 Inducement.  SpinCo acknowledges and agrees that KAR’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

5.6 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

    5.7 Restricted Businesses. Each Party hereby agrees that from and after the Effective Time such Party shall, and shall cause the members of its respective Group and its respective Affiliates to, act in accordance with the provisions prescribed by the restricted businesses covenant, attached hereto as Exhibit C.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

    6.1 Agreement for Exchange of Information

(a)          Each of KAR and SpinCo acknowledge and agree that certain books, records and other tangible Information is and, as of the Effective Time, will be stored in locations that will be allocated, assigned, transferred, conveyed and delivered to the KAR Group or the SpinCo Group, as the case may be, and that from and after the Effective Time, such tangible books and records may remain at the current locations thereof, subject to the terms and conditions of this Article VI.  From and after the Effective Time, (i) each member of the SpinCo Group shall be permitted to obtain from the KAR Group, and KAR shall cause each member of the KAR Group to cooperate to provide and deliver to SpinCo or the applicable member of the SpinCo Group, the originals of all books, records and other tangible Information that constitutes SpinCo Assets, subject to the terms and conditions of this Article VI, and (ii) each member of the KAR Group shall be permitted to obtain from the SpinCo Group, and SpinCo shall cause each member of the SpinCo Group to cooperate to provide and deliver to KAR or the applicable member of the KAR Group, the originals of all books, records and other tangible Information that constitutes KAR Assets, subject to the terms and conditions of this Article VI.  For the avoidance of any doubt, (i) each member of the KAR Group shall be permitted to deliver any books, records or other tangible Information that constitutes SpinCo Assets to SpinCo (or such location as may be designated by SpinCo), (ii) each member of the SpinCo Group shall be permitted to deliver any books, records or other tangible Information that constitutes KAR Assets to KAR (or such location as may be designated by KAR), and (iii) subject to Section 6.4, neither Party nor any member of its Group shall be required to store or maintain any books, records or other tangible Information for the benefit of the other Party or its Group.

(b)          Subject to Section 6.9 and any other applicable confidentiality obligations, each of KAR and SpinCo, on behalf of itself and each member of such Party’s Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or such Party’s Group which the requesting Party or such Party’s Group to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the KAR Business, or any KAR Asset or KAR Liability, if KAR is the requesting Party, (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental in any material respect to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(c)          Without limiting the generality of the foregoing, until the first SpinCo fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act, and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

 6.2   6.2   Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3          Compensation for Providing Information. The Party requesting information shall not be required to pay or reimburse the other Party for the cost of creating, gathering, copying, transporting and otherwise complying with a request with respect to such information (including those expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information); provided, however, that the Party requesting information shall be required to pay or reimburse the other Party for such costs in connection with any request resulting in a significant burden on the other Party, involving an unusually high volume of requested information, or otherwise arising outside the ordinary course of such requests.

6.4          Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their respective commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time in accordance with the policies of KAR as in effect on the Effective Time or such other policies as may be adopted by KAR after the Effective Time (provided, in the case of SpinCo, that KAR notifies SpinCo of any such change); provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax related records, and the Employee Matters Agreement will govern the retention of employment and benefits related records.  Without limiting the foregoing retention obligations of the Parties, before destroying or disposing of any books, records or other tangible Information relating to the business, Assets or Liabilities of the other Party’s Group, (i) the Party proposing to dispose of or destroy such tangible Information shall use commercially reasonable efforts to provide no less than ninety (90) days prior written notice to the other Party, specifying the books, records or other tangible Information proposed to be destroyed or disposed of and (ii) if, before the scheduled date for such destruction or disposal, the other Party requests in writing that any of the books, records or other tangible Information proposed to be destroyed or disposed of be delivered or made available to such other Party, then the Party proposing to destroy or dispose of the books, records or other tangible Information will promptly arrange for the delivery or making available of the requested books, records or other tangible Information to or at a location specified by, and at the sole cost and expense of, the requesting Party.  Notwithstanding the foregoing, each Party may destroy or dispose of any books, records or other tangible Information that the other Party has previously received copies of, without any obligation to notify the other Party thereof.

 6.5   6.5   Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

    6.6   Other Agreements Providing for Exchange of Information.

(a)          The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)          Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return such Tangible Information to the providing Party or, at the providing Party’s request, destroy such Tangible Information, and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

(c)          Notwithstanding Section 7.1, in the event of any Dispute between or among one or more members of the SpinCo Group and one or more members of the KAR Group relating to the rights and obligations of the Parties with respect to the exchange, access and retention of Information hereunder, the Parties shall attempt in good faith to negotiate a resolution of the Dispute through the Parties’ respective record administrators, in the first instance and, if the records administrators cannot resolve the Dispute, then the Dispute may be resolved pursuant to the terms and procedures set forth in Article VII.

    6.7   Production of Witnesses; Records; Cooperation

(a)          After the Effective Time, except in the case of an adversarial Action or Dispute between KAR and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of such Party’s respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of such Party’s Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)          If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of such Party’s respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)          Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)          Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of such Party’s respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)          The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

    6.8   Privileged Matters

(a)          The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the KAR Group and the SpinCo Group, and that each of the members of the KAR Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the KAR Group or the SpinCo Group, as the case may be.

(b)          The Parties agree as follows:

(i)          KAR shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the KAR Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the KAR Group or any member of the SpinCo Group. KAR shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any KAR Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the KAR Group or any member of the SpinCo Group; and

(ii)          SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the KAR Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the KAR Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the KAR Group.

(iii)          If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the KAR Business, solely to the SpinCo Business, or to both the KAR Business and the SpinCo Business.

(c)          Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)          If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)          In the event of any adversarial Action or Dispute between KAR and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)          Upon receipt by either Party, or by any member of such Party’s respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of such Party’s respective Group’s, current or former directors, officers, agents or employees has received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)          Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the covenants and agreements of KAR and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that (i) their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise and (ii) in the event of any transfer by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI, the Party receiving such Privileged Information shall promptly return such Privileged Information to and at the request of the Party that has the right to assert the privilege or immunity and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements.

(h)          In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

    6.9   Confidentiality.          (a)          (a) Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five-year anniversary of the Distribution Date, each of KAR and SpinCo, on behalf of itself and each member of such Party’s respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to KAR’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of such Party’s Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)          No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)          Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of such Party’s Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time, or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of such Party’s Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10          Protective Arrangements. In the event that a Party or any member of such Party’s Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

    7.1   Good-Faith Officer Negotiation.  Either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or, except as otherwise provided therein, any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or, except as otherwise provided therein, any Ancillary Agreement) (a “Dispute”) may provide written notice thereof to the other Party (the “Initial Notice”), and the Parties shall thereafter attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives of each Party who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

    7.2   Good-Faith CEO Negotiation. In the event that a Dispute has not been resolved pursuant to Section 7.1 within sixty (60) days after receipt by a Party of the Initial Notice, or within such longer period as the Parties may agree to in writing, the Party that delivered the Initial Notice shall provide written notice of such Dispute to the Chief Executive Officer of each Party (the “CEO Notice”). As soon as reasonably practicable following receipt of the CEO Notice, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

7.3   Resolution by Delaware Courts.  In the event that a Dispute has not been resolved pursuant to Section 7.2 within sixty (60) days after receipt by a Party of the CEO Notice, or within such longer period as the Parties may agree to in writing, then each party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, to resolve any such unresolved Dispute in any suit, action or proceeding seeking to enforce any provision of, or based on any other matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for injunctive or other similar equitable relief in connection with the subject matter of any Dispute, including in connection with the Parties’ rights and obligations pursuant to Section 5.7 and Exhibit C, to prevent irreparable harm prior to the expiration of the relevant notice and negotiation time periods provided under this Article VII.  Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 10.5 hereof.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.2(b).

    7.9   Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

    8.1   Further Assurances.

(a)          In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Without limiting the foregoing, prior to, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the KAR Assets and the assignment and assumption of the SpinCo Liabilities and the KAR Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)          On or prior to the Effective Time, KAR and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by KAR, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)          KAR and SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of KAR or any other member of the KAR Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of either Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee, or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

    8.2   KAR Names. SpinCo shall, and shall cause the other members of the SpinCo Group to, within ninety (90) days after the Distribution Date, file all such documents with Governmental Authorities and otherwise take such steps as are necessary, to cause the members of the SpinCo Group to change their names (including any corporate name, assumed name, d/b/a or the like), as applicable, to names that do not include the KAR Marks or any name that is a derivation thereof or confusingly similar thereto.  In addition, as promptly as practicable following the Effective Time, but in no event later than ninety (90) days after the Distribution Date, SpinCo shall not use, and shall cause the members of the SpinCo Group to cease using, the KAR Marks and any name or mark that is a derivation thereof or confusingly similar thereto. Any use of the KAR Marks by the SpinCo Group prior to such cessation shall be in a manner consistent with such use as of the Effective Time.

ARTICLE IX

TERMINATION

9.1          Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by KAR, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo and the stockholders of KAR. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2          Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

    10.1   Counterparts; Entire Agreement; Corporate Power.

        (a)          This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)          This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)          KAR represents on behalf of itself and each other member of the KAR Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)          this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)          Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2          Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3          Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a Change of Control; provided, that nothing in this Section 10.3 shall limit the terms of Section 5.7(b).

10.4          Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any KAR Indemnitee or SpinCo Indemnitee in their respective capacities as such, and except as set forth in Section 5.2, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5          Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by electronic mail (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to KAR, to:

KAR Auction Services, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
Email:	becca.polak@karauctionservices.com
Attention:	Chief Legal Officer

with a copy (prior to the Effective Time) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email:	Sean.Doyle@skadden.com
Gregory.Fernicola@skadden.com
Dwight.Yoo@skadden.com
Attention:	Sean C. Doyle
Gregory A. Fernicola
Dwight S. Yoo

If to SpinCo, to:

Insurance Auto Auctions, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154
Email:	jkett@iaai.com
skerley@iaai.com
Attention:	John Kett
Sidney Peryar

with a copy (prior to the Effective Time) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email:	Sean.Doyle@skadden.com
Gregory.Fernicola@skadden.com
Dwight.Yoo@skadden.com
Attention:	Sean C. Doyle
Gregory A. Fernicola
Dwight S. Yoo

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6          Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

    10.7          Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article IX. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition, and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8          No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement, or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9          Publicity. Prior to the Effective Time, KAR shall be responsible for issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto. From and after the Effective Time, for a period of 1 year, SpinCo shall consult with KAR prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10          Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10 and the consummation of the transactions contemplated hereby and thereby incurred (i) on or prior to the Effective Time will be borne by KAR and (ii) after the Effective Time will be borne by the Party or its applicable Subsidiary incurring such costs or expenses.

10.11          Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12          Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13          Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14          Specific Performance. From and after the Distribution, subject to the provisions of Article VII (including, for the avoidance of doubt, after compliance with all notice and negotiation provisions provided herein), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their respective rights under this Agreement or such Ancillary Agreement, as applicable, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15          Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16          Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement), (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified, (d) unless otherwise stated, all references to any agreement (including this Agreement and any Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement, (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) unless otherwise specified in a particular case, the word “days” refers to calendar days, (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York, (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified, and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to June 27, 2019.

10.17          Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor KAR or any member of the KAR Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.18          Performance. KAR will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the KAR Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including such Party’s permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of such Party’s Group and (b) cause all of the other members of such Party’s Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19          Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

KAR AUCTION SERVICES, INC.

By:	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Executive Vice President and Chief Financial Officer

IAA, INC.

By:	/s/ John W. Kett
Name: John W. Kett
Title: Chief Executive Officer and President

[Signature Page to Separation and Distribution Agreement]

EXHIBIT C

Restricted Business

This Exhibit C to the Separation and Distribution Agreement, dated as of June 27, 2019 (the “Agreement”), made and entered into by and between KAR Auction Services, Inc., a Delaware corporation (“KAR”), and IAA, Inc., a Delaware corporation and wholly owned subsidiary of KAR (“SpinCo”) shall be read in conjunction with, and form an integral part of, the Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

(a)          KAR’s and SpinCo’s auction businesses have operated as a unified part of KAR, and management, assets, intellectual property and know-how, customers, suppliers, and systems are shared between such businesses. As a result, the provisions of this Exhibit C are necessary to (i) allow each Party to operate its respective businesses effectively and competitively and (ii) protect each Party, in light of the substantial investment of time and financial resources in such businesses and each Party’s knowledge of the other Party’s customers, markets, strategy, technology, intellectual property and know-how, suppliers and personnel, against potential damage from the wrongful use of such knowledge.

(b)          The Parties hereby agree that from and after the Distribution Date for a period of five (5) years SpinCo shall not, and shall cause other members of the SpinCo Group and its and their Affiliates not to, directly or indirectly, engage in the Restricted Business (as defined herein) anywhere in [***]. “Restricted Business” shall include each of the following (provided, however, that the Restricted Business shall exclude KAR’s salvage auction businesses as conducted immediately prior to the Distribution Date):

(i)          KAR’s businesses other than its salvage auction businesses as conducted immediately prior to the Distribution Date, including without limitation [***];

(ii)         operation of any electronic, mobile, mobile-app, digital or physical auction business selling whole car vehicles;

(iii)        [***];

(iv)        floorplan financing business (including, for the avoidance of doubt, all operations included under the AFC business segment, as disclosed in KAR’s Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019), including without limitation [***]; and

(v)         solicitation or provision of services to any original equipment manufacturer or original equipment manufacturer captive finance company by the SpinCo Group, except for services performed by the SpinCo Group with respect to the facilitation of loan pay-offs in connection with total loss transactions.

(c)          Notwithstanding the foregoing, none of the following shall constitute a breach of Section (b) of this Exhibit C (except to the extent set forth in the provisos to this Section (c)):

(i)          acceptance of non-salvage vehicles that are charity donations by the SpinCo Group and sales of such vehicles by the SpinCo Group;

(ii)         purchases of non-salvage vehicles from the public by the SpinCo Group; provided that the average purchase price of such vehicles purchased in each Annual Period (as defined herein) is less than [***], and such purchases in each Annual Period represent less than [***] of the SpinCo Group’s consolidated annual sold volume for the applicable Annual Period;

(iii)        sales of non-salvage vehicles by the SpinCo Group for: [***]

(iv)        sales by the SpinCo Group of non-salvage vehicles for [***] (for the avoidance of doubt, any sales pursuant to this clause (iv) shall not count toward the thresholds set forth in clause (iii) of this Section (c));

(v)         purchase or ownership by the SpinCo Group of a Person or business that derives less than [***]% of its total annual revenues from Restricted Business, measured for the fiscal year ended immediately prior to the date of purchase or commencement of ownership (provided, however, that SpinCo Group may seek KAR’s prior written consent for a purchase or ownership greater than or equal to [***]%, which consent may not be unreasonably withheld);
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(vi)        direct or indirect ownership by the SpinCo Group of publicly traded interests in or securities of any Person engaged in Restricted Business, to the extent that such investment does not, directly or indirectly, confer on the SpinCo Group more than 5% of the voting power of such Person, or the investment in any fund in which the SpinCo Group has no discretion with respect to the investment strategy of such fund;

(vii)       any equity interest in any Person through any employment benefits plan of any member of the SpinCo Group; and

(viii)      purchases of vehicles by [***] in a manner consistent with purchases made by [***] immediately prior to the Distribution Date.

For purposes of this Section (c), “Annual Period” means each of the following: (1) annual period beginning on July 1, 2019 and ending on June 30, 2020; (2) annual period beginning on July 1, 2020 and ending on June 30, 2021; (3) annual period beginning on July 1, 2021 and ending on June 30, 2022; (4) annual period beginning on July 1, 2022 and ending on June 30, 2023; and (5) annual period beginning on July 1, 2023 and ending on June 30, 2024. [***].

(d)          Each party hereby agrees that from and after the Distribution Date for a period of twelve (12) months, such Party shall not hire or solicit for employment, or solicit and enter into any contractual arrangement for consulting or other professional services with, any individual who is a KAR Group Employee (as defined in the Employee Matters Agreement), in the case of SpinCo, or a SpinCo Group Employee (as defined in the Employee Matters Agreement), in the case of KAR; provided, however, that, without limiting the generality of the foregoing prohibition on soliciting and hiring  Employees (as defined in the Employee Matters Agreement) of the other Party, this Section (d) shall not prohibit (i) generalized solicitations that are not directed to specific Persons or Employees of the other Party, (ii) the solicitation and hiring of a Person whose employment was involuntarily terminated by the other Party, or (iii) the solicitation and hiring of a Person after receipt by the soliciting Party (in advance of any solicitation or, in the case of a response to a general solicitation as permitted under clause (i) above, in advance of any subsequent solicitation in connection with the recruiting process) of the express written consent of the senior Human Resources executive of the Party that employs the Person who is to be solicited and/or hired.  Except as provided in clause (ii) above, with respect to involuntary terminations, without regard to the use of the term “Employee” or “employs,” the restrictions under this Section (d) shall be applicable to (1) KAR Group Employees whose employment terminates sixty (60) days prior to the Distribution Date or after the Distribution Date, and (2) SpinCo Group Employees whose employment terminates sixty (60) days prior to the Distribution Date or after the Distribution Date, in each case,  until the date that is six months after such employee’s last date of employment with KAR or SpinCo, as applicable.

(e)          SpinCo shall, or shall cause another member of the SpinCo Group to, provide notice to all members of the SpinCo Group and its and their Affiliates of the agreements and covenants set forth in this Exhibit C, including SpinCo’s obligations and KAR’s enforcement rights.

(f)          From and after the Distribution Date, each member of the KAR Group shall be permitted to obtain from the SpinCo Group, and SpinCo shall cause each member of the SpinCo Group to cooperate to provide and deliver to KAR or the applicable member of the KAR Group, copies of all books, records and other Tangible Information to allow KAR to determine whether SpinCo or another member of the SpinCo Group has complied with its obligations under this Exhibit C, so long as KAR or another member of the KAR Group shall have provided no less than thirty (30) days prior written notice to SpinCo.
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(g)          [***].

(h)          If the final judgment of a court of competent jurisdiction declares any term or provision of this Exhibit C invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to and shall reform this Exhibit C to reduce the time, geographic area and/or scope of activity, to delete specific words or phrases, and/or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and the Agreement shall be enforceable as so modified.

(i)          Each Party acknowledges and agrees that the agreements and covenants set forth in this Exhibit C are (i) necessary to protect the legitimate business interests of the other Party, (ii) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of such Party than is reasonably necessary to protect such legitimate interests of the other Party, and (iii) reasonable in light of the consideration and other value provided, directly or indirectly, to such Party by the other Party pursuant to the Agreement and the Separation. Each Party hereby waives any and all rights to contest the validity of the agreements and covenants set forth in this Exhibit C on the ground of the reasonableness of the length of their term or the breadth of their geographic area or scope of activity.

(j)          Each Party acknowledges and agrees that (i) remedies at law, including monetary damages, would not be a sufficient remedy for any breach or threatened breach of the agreements and covenants set forth in this Exhibit C, (ii) the non-breaching Party would be irreparably harmed in the case of any such breach or threatened breach, and (iii) the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief without proof of actual damages or posting of a bond as a remedy for any such breach or threatened breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the agreements and covenants set forth in this Exhibit C but shall be in addition to all other remedies available at law or equity to the non-breaching Party. In any suit, action or claim to enforce the agreements and covenants set forth in this Exhibit C or for breach of the agreements and covenants set forth in this Exhibit C, the non-breaching party shall be entitled (for the avoidance of doubt, in addition to any remedies at law or equity) to recover its reasonable, out-of-pocket expenses, including reasonable attorneys’ fees. Notwithstanding the foregoing, all liabilities incurred in connection with the agreements and covenants set forth in this Exhibit C shall exclude indirect, consequential and punitive damages, except to the extent arising out of a willful and material breach of the agreements and covenants set forth in this Exhibit C.

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